ASSET PURCHASE AGREEMENT

            AGREEMENT, dated as of the 24th day of  June,  1996,  by  and between  CAMBRIDGE  BIOTECH  CORPORATION,  Debtor  and  Debtor in

        Possession, a Delaware corporation with offices at 365 Plantation

        Street,  Biotechnology  Research  Park,  Worcester, Massachusetts

        11605-2376 (hereinafter  referred  to  as  "CBC"),  and  MERIDIAN

        DIAGNOSTICS, INC., an Ohio corporation with offices at 3471 River

        Hills Drive, Cincinnati, Ohio 45244 (hereinafter referred  to  as

        "Meridian").

            WHEREAS,  CBC  desires  to sell to Meridian certain assets as more particularly described below relating to CBC's  business  in

        Enteric  and  Lyme  disease  ELISA  diagnostic  test products and

        Meridian desires to purchase such assets;

            NOW, THEREFORE, the parties hereby agree as follows:

        A.  A 1  DEFINITIONS

                 A 1.1  "Inventory Price" as used in this Agreement shall

        mean an amount per unit of that Product, as set forth on Schedule

        A.1.1.

                 A 1.2  "Schedule" as used in this Agreement  shall  mean

        the   particular  schedule  or  schedules  referred  to  in  this

        Agreement attached to the Information Letter previously  executed and delivered by the parties hereto.

                 A 1.3   "Supply  Agreement"  as  used  in this Agreement

        shall mean the Supply Agreement as defined in Section B 1.4.

                 A 1.4  "Patent Rights" as used in this  Agreement  shall

        mean  all  claims  of  patents  and patent applications which are obtained, owned or controlled, in the sense of having a right  to grant  licenses  thereunder,  by  CBC insofar and only insofar as such claims cover the Products and/or methods for the manufacture and/or use of the Products.

                 A 1.5   "Products"  as used in this Agreement shall mean

        Enteric and Lyme disease  ELISA  diagnostic  test  products,  the components  thereof  and their accessories and their software and firmware and the source codes thereof (the aforesaid  components,

        accessories,  software,  firmware  and  their  source  codes  are hereinafter referred to as "Accessories"), whether now  marketed,

        previously  marketed or under development by CBC.  CBC shall list on Schedule A.1.5 all of the Products and Accessories.

                 A 1.6   The  terms  "Salable  inventory"  and   "Salable

        inventories"  as  used  in this Agreement shall mean inventory or inventories, as the case may be, fit for  the  ordinary  purposes for  which  it  is  to  be  used,  not in violation of any law or regulations, presently on CBC's price list for the  Products  and presently  being sold by CBC and, except as set forth on Schedule

        A.2.1.1, as of the Closing Date having at least ten  (10)  months of dating remaining before it reaches its expiration date.

                 A 1.7   "Affiliate" as used in this Agreement shall mean

        a corporation or any other entity that  directly,  or  indirectly through  one  or more intermediaries, controls, is controlled by,

        or is under common control with, the designated party,  but  only for  so  long  as  the relationship exists.  Without limiting the foregoing, "Control" shall include ownership of at  least  forty-

        eight  percent  (48%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least forty-eight percent (48%) of the interests in profits in the case of a business entity other than a corporation.

                 A 1.8  "Usable" as used in  this  Agreement  shall  mean

        that  if  there are specifications for the item of inventory then it has  to  meet  those  specifications;  or,  if  there  are  no specifications, it has to be Salable inventory.

                 A 1.9  "Trademarks" as used in this Agreement shall mean

        the trademarks covered by Section B 1.1.11.

                 A 1.10  "CBC Knowledge, as used in this Agreement  shall

        mean  the  actual knowledge of CBC's officers and/or employees at or above manager level on the CBC organizational  chart  attached hereto  as  Schedule  A.l.l0  and  information contained in CBC's records which would be discovered after diligent investigation.

            A 2  CONSIDERATION FOR TRANSFERS, ETC.

                 A 2.1  As consideration for the Assets  (as  hereinafter

        defined)  being  transferred,  assigned  and  conveyed  by CBC to

        Meridian pursuant to the terms of this Agreement:

                      A.2.1.1  Meridian shall pay CBC  the  sum  of  Five

        Million  Seven  Hundred  and One Thousand Dollars ($5,701,000.00)

        (hereinafter the "Purchase Price") plus the  Inventory  Price  of

        Salable  and  Usable  finished inventories for the Products.  CBC shall have at least the finished goods inventory of the  Products at  Closing, as set forth on Schedule A.2.1.1, all of which shall be unallocated inventory which shall be transferred  to  Meridian within  fifteen  (15) days after the Closing.  The Purchase Price shall be paid to CBC at the Closing, less the sum of Four Hundred

        Eighty-Three  Thousand  Dollars ($483,000) previously received by

        CBC as a deposit, and  less  the  sum  of   One  Million  Dollars

        ($1,000,000),  which  shall  be deposited at the Closing with the

        Escrow Agent as specified in Section A 2.4.  Within  thirty  (30)

        days  after  the  Closing,  Meridian  shall pay CBC the Inventory

        Price of finished goods inventories of the  Products  transferred to  Meridian  at  the Closing which Meridian determines (i) after audit were transferred and (ii) after quality control testing  of the  Products  that  the Products are Salable and Usable finished

        goods inventories  of  the  Products.   In  the  event  that  CBC

        disagrees  with Meridian's determination with respect to (i) and/

        or (ii), CBC and Meridian shall  submit  only  the  determination that  CBC disagrees with respect to (i) or (ii) to arbitration in

        New York, New York under the rules of  the  American  Arbitration

        Association.

                      A 2.1.2   Meridian  shall  pay  CBC royalties in an

        amount equal to two percent  (2%)  of  worldwide  Net  Sales,  as hereinafter  defined,  for each twelve month period commencing on

        the Closing Date or an anniversary thereof ("Royalty Year"),   in

        excess  of Two Million Five Hundred Thousand Dollars ($2,500,000)

        of Products and any improvements  replacements  or  substitutions for  the  Products  (collectively "Royalty Products").  Net Sales shall mean the amount billed or  invoiced  on  sales  of  Royalty

        Products less (i) customary trade, quantity or cash discounts and non-affiliated brokers or agents commissions actually allowed and taken;  (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders,

        invoices or other documents of sale, transportation costs, and taxes levied on and/or other governmental charges made as to production,  sale, transportation, delivery or use and paid by or on behalf of Meridian; and (iv) uncollected bills to  the  extent these  have been "written off" on Meridian's books.  For the pur-

        pose of calculating royalties,  Net Sales in each Royalty Year of

        Cytoclone   A&B  EIA  shall  be  deemed to be the greater of: (i)

        actual Net Sales, or (ii) $1,500,000.   The  parties  acknowledge

        that  Meridian markets an existing product to detect C. difficile

        toxin A which may be competitive with CBC's  Cytoclone   product.

        Meridian agrees that it shall offer equal incentives to its sales force for the sale of each of the products.

                      Royalties shall be payable commencing with  respect

        to  Net  Sales  on  and after the Closing Date and shall continue

        until the end of the fifth  Royalty  Year.   Meridian  shall  pay

        royalties to CBC within thirty days from the end of each calendar quarter; that is, the end of March, June, September and December.

        Any  royalties  not  paid within this time period shall be deemed past due royalties which shall bear interest at the rate  of  ten percent per annum from their due date payable on demand to CBC.

                      Meridian  shall prepare for each calendar quarter a

        written report acceptable to CBC setting forth the Net Sales  and royalties  payable  thereon,  including a detailed listing of all

        Royalty Products sold and all deductions  from  Net  Sales.   The

        reports   required  by  this  agreement  shall  be  certified  by

        Meridian's chief financial officer.  Meridian shall keep accurate and  correct records of calculations for determining royalties on

        Royalty Products made, used or sold under this agreement at least three years following a given reporting period. The records shall be available during normal business hours for inspection by a  certified  public  accountant  selected  by CBC and reasonably acceptable to Meridian for the sole purpose of verifying  reports and payments hereunder.

                      A 2.1.3   The  parties  agree that Meridian and CBC

        shall both utilize the asset  allocation  specified  on  Schedule

        A.2.1.3 for United States Federal Income Tax filings.

                 A 2.2   At  the  times specified in Section B 1.3.1, CBC

        shall ship to Meridian at locations designated by  Meridian,  the tangible  assets which are included in the Assets.  Meridian will

        pay  the  cost  of  shipping  and,  provided  the  Products   are

        appropriately  packaged  for  shipment by CBC, Meridian will bear the risk of loss during  shipment  of  said  tangible  assets  to

        Meridian  once the tangible Assets are turned over to the carrier by CBC at CBC's loading dock.  As provided in Section B 1.3.1, at

        Meridian's  request  CBC  shall  store  the  tangible  Assets for

        Meridian without charge to Meridian for  up  to  six  (6)  months after  the  Closing,  and  CBC  shall  bear the risk of loss with respect to such tangible Assets while they are  being  stored  by

        CBC.

                 A 2.3   Notwithstanding  anything provided herein to the

        contrary,  each  party  will  be  responsible   for   promotional

        discounts  including,  but not limited to, free goods under deals and/or contracts in connection with the Products which it shipped or  ships or which were shipped or will be shipped on its behalf.

        CBC represents that attached as Schedule A.2.3 is a copy of the promotional discounts offered by CBC on the Products since

        January 1, 1995.  Except as shown on said Schedule A.2.3, between the date of execution of this Agreement and the Closing Date, CBC shall not and shall not allow others on its behalf to  offer  any promotional discounts on the Products except for normal discounts generally consistent with past practice.

                 A 2.4  At the Closing, the parties hereto shall  execute

        an  escrow  agreement  in form and substance the same as attached hereto as Schedule A.2.4 (hereinafter  the  "Escrow  Agreement").

        One  Dollars  ($1,000,000) of the Purchase Price (hereinafter the

        "Escrow Funds") shall be deposited at the Closing with the escrow agent  specified in the Escrow Agreement.  The Escrow Funds shall be held and disbursed by said escrow agent pursuant to the Escrow

        Agreement.

        B.  TRANSACTIONS RELATING TO THE ASSETS.

            B 1  TRANSFER OF ASSETS AND RELATED TRANSACTIONS.

                 B 1.1   Transfer  of  Assets.   Subject to the terms and

        conditions set forth in this Agreement, at the Closing, CBC shall transfer, assign and convey and cause to be transferred, assigned and conveyed to Meridian the following assets of  CBC  and  CBC's

        Affiliates  wherever  they  exist  throughout  the  world, if any

        (hereinafter the "Assets"):

                      B 1.1.1  All  Salable  and  Usable  inventories  of

        finished  goods  of  the  Products  set forth on Schedule B.1.1.1 subject to changes therein in the ordinary course of business  to the Closing Date.

                      B 1.1.2   All patents and patent applications owned

        by CBC and Patent Rights granted CBC which relate to or which are or  have been used in the business relating to the Products.  CBC shall list all Patent Rights,  patents  and  patent  applications covered by this section on Schedule B.1.1.2.

                      B 1.1.3    All  rights,  trade  secrets  or  secret

        processes,  inventions  whether  patentable   or   unpatentable),

        shoprights,  discoveries,  improvements and compositions owned by

        CBC insofar as any of the foregoing  are  or  have  been  or  are

        intended   to   be   used   by  CBC  in  its  development  and/or

        manufacturing and/or testing and/or sale and/or use by CBC and/or customers (development and/or manufacturing and/or testing and/or sale and/or use by CBC  and/or  customers  shall  hereinafter  be referred  to  as  "M, S and U") of the Products and all technical information owned by CBC incidental thereto,  to  the  extent  it relates  to  the  M,  S  and  U  of  the Products or CBC products competitive therewith or how to make the Products or CBC products competitive  therewith  (hereinafter  referred  to  as "Technical

        Information").  Technical Information shall include  but  not  be limited to all technical information, know-how, data and formulas for the manufacture, testing  or  use  of  the  Products,  master device  record  for  each Product including a complete set of the

        most  recent  manufacturing,  quality  control   and   purchasing

        documents,  raw  material specifications for the Products, device

        history  records  for  each  Product,  data  to  support   expiry

        assignments,  data  to  support  product  improvements  or  other changes which did not result in filing of  a  510(k)  submission,

        Material  Safety  Data  Sheets  for  the  Products and any unique materials,  and  all  technical  service  complaint  records  and information for the Products over the three (3) year period prior to Closing and all other technical information  relating  to  the

        Products  including, but not limited to, all other manufacturing,

        quality control and technical service  records  and  information,

        process  validation  studies  and raw data to support performance claims.  Technical Information shall include but not  be  limited to  the  information  specified in 21 Code of Federal Regulations

           820.181 and 820.184.  CBC shall list on Schedule  B.1.1.3  all principal  separately  identifiable Technical Information related to manufacture and quality control of the Products.

                      B 1.1.4  Copies of all applications, notices,  data

        and   other   information   relating   to   the  Products,  their

        manufacture, and processing filed or  in  the  process  of  being developed  or  prepared in order to be filed with the FDA or with other agencies and regulatory bodies in  the  United  States,  or with  boards  of  health,  or  other  similar agencies in foreign countries (hereinafter referred to as the "Materials").

                      B 1.1.5   All  goodwill  of  CBC  relating  to  the

        Products and the business transferred.

                      B 1.1.6  Copies of all records and accounts dealing

        with the business of CBC  relating  to  the  Products,  including without limitation, the complete customer lists, customer records and sales histories for the three  (3)  year  period  immediately

        prior   to   the  Closing,  Rental  Instrument  accounts,  Rental

        Instrument customers and Rental Instrument rental histories for the three (3) year period immediately prior to the Closing, of

        CBC relating to the Products.

                      B 1.1.7  All rights with respect to  periods  after

        the  Closing (including any pertaining to goods or services to be delivered or performed subsequent to the Closing) relating to the

        Products  in,  to  and  under  the  contracts,  purchase  orders,

        licenses, agreements and commitments listed on Schedule B.1.1.7.

                      B 1.1.8   All  applications,   permits,   licenses,

        registrations,  IDE's,  PMA'S,  510K's  and  other authorizations

        (hereinafter collectively "Authorizations") to  the  extent  they relate  to  the  M, S and U of the Products and to the extent CBC can transfer same.  CBC shall list  all  such  Authorizations  on

        Schedule B.1.1.8.

                      B 1.1.9    All   copyrights  and  applications  for

        copyright which are or have been or are intended to  be  used  by

        CBC for the Products and all software owned by or licensed to CBC

        (to the extent assignable) which are, have been or were  intended to  be  used  by  CBC on or in connection with the Products.  CBC shall list all copyrights and applications for copyright  covered by this section on Schedule B.1.1.9.

                      B 1.1.10   The following intangibles and tangibles,

        relating to the M, S and  U  of  the  Products,  whether  or  not appearing  on  the  books  of  CBC:  supplier lists, photographs,

        artwork, layouts and printers'  cuts,  and  plates,  advertising,

        sales  and  promotional materials (including media items), market and consumer research (except if agreements with the company that provided the consumer research prohibit CBC from transferring such research to Meridian as part of the transfer of the Assets),

        catalogs,  manuals, copies of scientific publications, abstracts,

        samples and displays  of  all  types,  wherever  found,  computer tapes,  computer  programs,  and printouts and records (including credit records).

                      B 1.1.11  All trademarks and the  goodwill  related

        thereto and trademark applications and registrations owned by CBC which are or have been or are intended to be used by CBC relating to the Products except for the trademarks listed as exceptions on

        Schedule B.1.1.11.  CBC  shall  list  all  such  marks,  and  the application  numbers  and  registration  numbers of such marks on

        Schedule B.1.1.11.

                      B 1.1.12  At Meridian's option, all  machinery  and

        equipment   listed   on   Schedule   B.1.1.12   (hereinafter  the

        "Equipment").

                      B 1.1.13  All reagent  rental  instrumentation  for

        the  Products  in CBC's possession or in the field with customers under rental agreements covering the reagent  rental  instruments

        (hereinafter  the  "Rental  Instruments").   CBC  shall  list all

        Rental Instruments on Schedule B.1.1.13.

                 B 1.2  Shipment of Products.  Commencing at 6:00 A.M. on

        the  Closing  Date,  no further shipments of the Products will be made by CBC for its own account and all Product orders coming  in and  not  filled  as  of 6:00 A.M. on that date shall be held for

        Meridian's account or shipped by CBC for Meridian's account, with

        Meridian's written approval, at Meridian's discretion, unless the

        Closing Date shall thereafter for any reason be delayed by more than three (3) days from the expected Closing Date.

                 B 1.3   Instruments  of Conveyance, Transfer, Assumption

        and Further Assurances.

                      B 1.3.1  At the Closing, with respect to the Assets

        being  transferred to Meridian pursuant hereto, CBC shall deliver to Meridian such good and sufficient  instruments  of  conveyance and  transfer,  including,  without  limitation,  bills  of sale,

        consents,  patent,  trademark,  and  copyright  assignments,  and contract  assignment  and  endorsements,  in  form  and substance reasonably satisfactory to Meridian and its  counsel,  to  convey to, and vest in, Meridian all right, title and interest in and to all of the Assets to be transferred and delivered hereunder  free and  clear  of all liens, mortgages, pledges, security interests,

        conditional sales agreements and restrictions  on  transfer,  and free  and  clear  of  all  other  restrictions, encroachments and easements.  Except as set forth on Schedule  B.1.3.1,  after  the

        Closing,  Meridian  shall  be  the  sole  owner of the Assets and entitled  to  exclusive  possession  thereof,  and  CBC  and  its

        Affiliates,  if  any,  shall, except as otherwise contemplated by this Agreement, cease all use of and not use or make any  further use  of  any of the Assets.  At the Closing, CBC shall deliver to

        Meridian the Assets set forth in Sections B 1.1.6 and B 1.1.7 and copies  of  contracts, purchase orders, licenses, commitments and agreements listed on Schedule B.1.1.7 and copies of  all  similar contracts,  licenses,  agreements and commitments entered into or incurred by CBC in the ordinary course of  business  between  the date hereof and the Closing. Promptly following the Closing, CBC shall ship to Meridian the Assets covered by Sections B 1.1.10,

        B 1.1.13  and  B 1.1.1, except such portion of the finished goods inventory which Meridian requests that CBC store as  provided  in

        Section  A 2.2.   Within  thirty (30) days following the Closing,

        CBC shall deliver  to  Meridian  in  accordance  with  Meridian's instructions (but subject to Section A 2.2), the Assets set forth in Section B 1.1.3, B 1.1.4 and B 1.1.8, and copies of the  files and the patent, copyright, and trademark registrations issued for the Assets set forth in Sections B 1.1.2, B 1.1.9, and  B 1.1.11.

        Should  Meridian  require  it,  CBC  agrees to permit Meridian to store the Assets at the premises of CBC for a  reasonable  period of up to six (6) months after the Closing without charge.  Except as specified on Schedule B.1.3.1, CBC shall be  entitled  to  use the  Equipment  covered  by  Section  B.1.1.12  after the Closing solely for manufacturing  Products  to  be  supplied  by  CBC  to

        Meridian  in  accordance  with  the  Supply Agreement.  On a date within thirty (30) days  after  the  completion  by  CBC  of  its obligations  under the Supply Agreement to supply to Meridian the

        Products as required by the Supply Agreement, CBC shall ship  the

        Equipment to Meridian at Meridian's cost at the address specified by Meridian.

                      B 1.3.2  From time to time after the Closing  Date,

        without  further consideration, CBC shall execute and cause to be executed and shall deliver to Meridian all  such  instruments  of conveyance  and  transfer,  and  take  all such other actions, as

        Meridian may reasonably request to more effectively  transfer  to and  vest  in  Meridian, and to put Meridian in possession of the

        Assets and business relating to the Assets to be transferred  and delivered hereunder.

                      B 1.3.3   At the Closing, Meridian shall deliver to

        CBC an instrument or instruments or assumption in form reasonably satisfactory  to both CBC and Meridian to evidence the assumption by Meridian of those certain of  CBC's  obligations  as  are  set forth in Section B 2.1 hereof.

                      B 1.3.4  CBC will obtain and deliver to Meridian on

        or before the Closing Date consents authorizing the transfer  and assignment  to  Meridian  of  all  those  rights  and  only those obligations arising subsequent  to  the  Closing,  pertaining  to goods  or  services  to be delivered or performed with respect to

        periods  after  the  Closing,  under  the  contracts,   licenses,

        agreements, purchase orders, and commitments specified in Section

        B 1.1.7 and Section 2.1 hereto which are to be  assigned  to  and assumed  by Meridian hereunder, effective on the Closing Date, as required in order for CBC to transfer  and  assign  the  same  to

        Meridian.

                 B 1.4  At the Closing, Meridian and CBC shall enter into

        a Supply Agreement in the form attached hereto as Schedule  B.1.4

        (the "Supply Agreement").

                 B 1.5   Training,  Etc.   Provided  the  people who have

        expertise to provide training still work for  CBC  and  resources are  still available to CBC, for the period of twelve (12) months following the Closing Date, CBC shall without charge to Meridian,

        except  for reimbursement of Meridian-requested travel (including transportation at coach, hotels and meals) when verified by suitable evidence of expenditure, provide any training with

        respect  to  the  Products  which  Meridian  or   its   designees

        reasonably  requires  for manufacturing, raw material production,

        evaluation and qualification, and quality control and  personnel.

        For  the  period  of three (3) months following the Closing Date,

        CBC shall, without charge to Meridian, except  for  reimbursement of  Meridian-requested travel (including transportation at coach,

        hotels  and  meals)  when  verified  by  suitable   evidence   of

        expenditure, provide training, assistance and collaboration which

        Meridian or  its  designees  reasonably  requires  for  technical service,  customer service, marketing, regulatory, compliance and field personnel relating to the Products.

                 B 1.6  For up to three (3) months after the Closing, CBC

        shall   continue   to  handle  technical  service  calls  and  at

        Meridian's request CBC shall seek to continue to retain up to two

        (2)  technical  service  representatives to handle said technical service calls.  Meridian shall reimburse CBC for the salaries and benefits for said three (3) month period after the Closing for up to two people retained by  CBC  for  this  purpose  at  the  same salaries  and  benefits  paid to them by CBC prior to the Closing plus  no  more  than  a  twenty  percent  (20%)  retention  bonus

        (calculated based on the aforesaid three (3) month period), which

        bonus  shall  only  be   payable   if   such   retained   service

        representative  works for CBC for the full three (3) month period following the Closing, which bonus may be prorated based  on  the portion  of  the  aforesaid  three  (3) month period the retained service representative works, if Meridian decides that the service representative's services are no longer required before the end of said three (3) month period.  Meridian shall reimburse

        CBC  for  such  salaries, benefits and bonus within ten (10) days after the end of each month in question.

            B 2    LIMITED   ASSUMPTION   OF   LIABILITIES;   DISCLAIMER;

        INDEMNIFICATION.

                 B 2.1   Limited  Assumption  of Liabilities by Meridian.

        Except as  otherwise  specifically  provided  elsewhere  in  this

        Agreement,  Meridian  shall  assume  only  those  liabilities and obligations which arise, are imposed, or  accrue,  subsequent  to the  Closing,  pertaining to goods or services to be delivered or performed with respect to periods after  the  Closing  Date,  and which  relate  to  the  Products  or Assets, under the contracts,

        licenses,  agreements  and  commitments  specified  on   Schedule

        B.1.1.7   hereto.   Such  assumption  shall  be  subject  to  the

        execution, terms,  and  conditions  of  the  separately  executed instrument  or  instruments  of assumption referred to in Section

        B 1.3.3 and shall, notwithstanding the execution and delivery  of such  instrument  or  instruments  of  assumption at the Closing,

        continue to be subject to the provisions of Section  B 2.2  which shall  survive  the  Closing  and  which  shall  be  deemed to be

        incorporated  into  any  such  instrument   or   instruments   of

        assumption,  and  further,  such  assumption  shall be subject to entry of an Order by the Bankruptcy Court, in form and  substance

        reasonably   satisfactory   to   Meridian,   which  approves  the

        assumption and assignment of such contracts, and which fixes  the amount  of the payments to be made by CBC to cure any breaches by

        CBC and obtain waivers for any such breaches  (hereinafter  "Cure

        Payments"), if any.

                 B 2.2   Disclaimer.  Other than as specifically provided

        in Section B 2.1 hereof or elsewhere in this Agreement,  Meridian does  not  hereby,  and  will  not,  assume  responsibility or be responsible for any termination indemnities  which  have  accrued under  "Dealer  Protection"  laws,  or otherwise, with respect to periods on and prior to the Closing Date and become payable  upon the  rightful  termination of any contract, license, agreement or commitment referred  to  in  Section  B 2.1  or  for  any  debts,

        obligations  of  any  kind or liabilities (including penalties or exemplary or punitive damages) of CBC and/or its  Affiliates,  if any,  or any other person or entity not affiliated with Meridian,

        whether accrued,  absolute,  contingent  or  otherwise  including without  limitation  all  labilities  for  any product liability,

        trademark infringement, patent infringement, breach of  warranty,

        negligence,  strict  liability,  personal injury, wrongful death,

        wrongful life, economic loss, or property damage,  or  any  other claim,  suit,  action,  damage,  expense,  notice,  or proceeding arising as a result of CBC's  and/or  its  Affiliate's,  if  any,

        actions  or  omissions,  regardless  of  when  such  a  claim  is discovered, arises, or is made.  Meridian shall not be liable for such  indemnities,  debts, obligations or liabilities even though they might be raised or imposed for  the  first  time  after  the

        Closing,  and  Meridian  shall have no liability or obligation to any person, organization or entity with respect  to  any  action,

        inaction, conduct, event or occurrence occurring or failing to occur prior to the Closing Date irrespective of when raised, or any actions, inactions or conduct of CBC after the Closing Date.

            B 3  COVENANTS, REPRESENTATIONS AND WARRANTIES OF CBC.

                 Except  as,  and  to  the extent, otherwise disclosed in

        this Agreement or the schedules  hereto,  CBC  hereby  covenants,

        represents and warrants as follows:

                 B 3.1    Operating   Statement,  Etc.   CBC's  financial

        statements, annexed hereto as Schedule B.3.1,  which  consist  of

        (i) sales by Product by country in units and dollars for 1994 and

        1995; and (ii) raw materials at standard cost by Product for 1995

        (hereinafter   called   the  "Financials"),  present  fairly  the

        financial results of CBC's operations relating  to  the  Products

        during   the  period  they  cover  subject  to  the  reservations

        contained in D 1.2.15.  The information  was  prepared  from  the

        accounting   records   of  CBC  and  includes  all  accruals  and

        allocations  and  other  adjustments   necessary   for   a   fair

        presentation  of  sales  and  materials  costs  relating  to  the

        Products  during  the  period  they   cover,   subject   to   the

        reservations  contained in D 1.2.15.  CBC warrants that there are no material misstatements in the Financials.

                 B 3.2  Business Actions Between January 1, 1994 and Date

        of  Agreement.   Except  as  otherwise  expressly provided or set

        forth in or contemplated by this Agreement,  between  January  1,

        1994  and  the  date of this Agreement, CBC has not in connection with the Assets:

                      B 3.2.1   incurred  any  obligation  or   liability

        absolute or contingent in connection with its business relating to the Products, except in the ordinary and usual course of business;

                      B 3.2.2  paid any liability, absolute or contingent

        in connection with its business relating to the  Products,  other than  liabilities  as at January 1, 1994 and liabilities incurred since January 1, 1994,  in  the  ordinary  and  usual  course  of business;

                      B 3.2.3   except  as  provided on Schedule B.3.2.3,

        leased, licensed, mortgaged, pledged  or  subjected  to  lien  or other  encumbrance, any of the Assets to be transferred, sold and conveyed hereunder;

                      B 3.2.4  except as provided  on  Schedule  B.3.2.4,

        sold,  assigned or transferred any of the Products or Assets used by, or in connection with, its business relating to the  Products except  finished  goods  inventories  in  the  ordinary and usual course of business;

                      B 3.2.5   except  as  provided  for   on   Schedule

        B.3.2.5, entered into any transaction relating to the Products or

        Assets not in the ordinary and usual course of business;

                      B 3.2.6   except  as  provided  for   on   Schedule

        B.3.2.6, cancelled, released or assigned any indebtedness owed to it with respect to its  business  relating  to  Products  or  the

        Assets  except  for  the collection of accounts receivable in the ordinary course of business,  nor  granted  any  immunities  from suit;

                      B 3.2.7   except  as  set forth on Schedule B.3.2.7

        hereto, sold, assigned, transferred, or licensed any patents, trademarks, copyrights, patent or trademark applications or licenses therefor, or other intangible  assets  included  in  the

        Assets; or

                      B 3.2.8   except  as  provided on Schedule B.3.2.8,

        experienced any loss, damage or destruction to or of any  of  its

        Assets  (whether  or  not  covered by insurance) which materially affects or impairs the Assets  or  its  ability  to  conduct  its business relating to the Products, including, without limitation,

        the M, S and U of the Products, and  no  labor  trouble,  or,  to

        CBC's  knowledge,  other  event  or  condition  of  any character generally not known within the industry has come to its attention which  materially  and  adversely affects or threatens to affect,

        within two (2) years after the Closing, the Assets or  the  M,  S and U of the Products.

                 B 3.3   Business  Actions  Between Date of Agreement and

        Closing Date.  Except as may otherwise be expressly permitted  in or  contemplated by this Agreement or as is not material, between the date of this Agreement and the Closing Date, CBC will, except as  provided  on Schedule B.3.3, conduct the business relating to the Products and Assets diligently and in substantially the  same manner  as  they previously have been conducted and CBC will not,

        without Meridian's permission, with respect  to  the  Assets  and business to be transferred, sold and conveyed hereunder:

                      B 3.3.1    enter   into   any  contract,  lease  or

        commitment of  any  type  whatsoever  except  such  contracts  or commitments  as  are  in the ordinary course of business which by their terms are to be performed in a reasonable time or are terminable on reasonable notice;

                      B 3.3.2   except  as  provided on Schedule B.3.3.2,

        make an expenditure or incur liability in any one transaction  in excess  of  Ten  Thousand  Dollars  ($10,000) or in any series of transactions in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

                      B 3.3.3   cause  or  permit  to  occur  any  of the

        actions set forth in Sections B 3.2.2 through B 3.2.8 hereof;

                      B 3.3.4  except as disclosed on  Schedule  B.3.3.4,

        knowingly  violate  any  law  or  regulation  applicable  to  the

        Products or the  Materials,  nor  knowingly  violate  any  order,

        injunction  or  decree  applicable to the conduct of its business relating to the Products, the effect of any  of  which  would  be materially adverse;

                      B 3.3.5  except in the ordinary course of business,

        modify, amend, cancel or terminate any of its existing  contracts or agreements relating to the Products or the Assets, or agree to do any of those acts; or

                      B 3.3.6   subject   to   unexpected   manufacturing

        problems,  allow the quantities of Salable and Usable inventories of the Products to fall below normal levels.

                 B 3.4  Adverse Developments.  Except  as  set  forth  on

        Schedule B.3.4, since January 1, 1994, there have been no changes in the business,  assets,  properties,  operations  or  financial condition  of  CBC  which have had or to CBC's Knowledge will (a)

        have a material adverse effect on CBC's business relating to  the

        Products or the value of the Assets, and to CBC's Knowledge there has not been a development or threatened development which has not been disclosed herein or in the Schedules hereto, or which is not a published law, regulation or regulatory  proceeding,  of  a nature  that is or may be materially adverse to the M, S and U of the Products and/or the Assets or (b) materially adversely affect

        CBC's ability to perform its obligations under this Agreement and the Supply Agreement, and to CBC's Knowledge  no  development  or threatened  development, which is not a published law, regulation or  regulatory  proceeding,  is  of  a  nature  that  it  may  be materially  adverse  to  CBC's,  M,  S  and U so as to materially adversely affect CBC's ability to perform its  obligations  under this Agreement and the Supply Agreement.

                 B 3.5  Ownership of Assets.

                      B 3.5.1   (i)  Except  as  set  forth  on  Schedule

        B.3.5.1(i)(a), CBC owns and has good and marketable title to  all of  the  Assets  and  the  Products  to  be transferred, sold and conveyed hereunder  free  and  clear  of  any  liens,  mortgages,

        pledges,   security   interest,   conditional  sales  agreements,

        encumbrances, notes, easements, restrictions, charges or any kind or  notices of violations of law or municipal ordinances.  Except as set forth on Schedule B.3.5.1.(i)(b), CBC will at the  Closing convey  or  cause  to be conveyed the Assets to Meridian free and clear or  any  mortgages,  liens,  pledges,  security  interests,

        conditional  sales  agreements,  encumbrances,  notes, easements,

        restrictions, charges of any kind or notices of violations of law or municipal ordinances, in the manner required herein.

                      (ii)    Except    as    set   forth   on   Schedule

        B.3.5.1(ii)(a), CBC represents and warrants that it is  the  sole and  exclusive  owner  of  or  has exclusive rights to all of the

        Assets and that it has not licensed any of the Assets  or  rights relating  thereto  to any party.  Except as set forth on Schedule

        B.3.5.1(ii)(b), CBC expressly represents and warrants  that  none

        of   the  Assets  is  owned  by  any  of  CBC's  subsidiaries  or

        Affiliates.

                      B 3.5.2  (i)  Except  as  set  forth  on  Schedules

        B.1.1.2, B.1.1.9 and B.1.1.11, CBC owns no copyright, trademarks,

        patents, or applications or registrations  therefor,  which  have been  used, are used or are being held for use in connection with the Products.  The  intellectual  property  Assets  are,  in  the

        reasonable   business  judgment  of  CBC,  sufficient  to  permit

        Meridian to develop and/or manufacture and/or test  and  use  and allow  Meridian's  customers  to use the Products consistent with how they were developed, made, tested and/or used in the past.

                      (ii) Except as set forth on  Schedule  B.3.5.2(ii),

        CBC  is  not  a  party  to  or  bound by any license or agreement requiring the payment  of  any  royalty,  license  fee  or  other consideration  relating  to  the  Trademarks  and applications or registrations therefor, the  patents  and  applications  therefor

        listed   on   Schedule   B.1.1.2   hereto,   the  copyrights  and

        applications therefor listed on Schedule B.1.1.9 hereto,  or  the

        Technical Information or the Products.

                      B 3.5.3   Except for inventory sold in the ordinary

        course of business and except as set forth on  Schedule  B.3.5.3,

        CBC  has  not  since  January 1, 1994 sold, assigned, licensed or otherwise disposed of any of the Assets or any right relating  to the  Assets  to any third party nor licensed or otherwise granted to any third party  the  right  to  use  any  trademark,  patent,

        copyright or know-how relating to the Products.

                      B 3.5.4   (i)  All  patents and patent applications

        covered by Section B 1.1.2 (the "Patents") that have not  expired are listed on Schedule B.1.1.2 hereto.

                      (ii)   Except  in,  to  and  under  the  contracts,

        purchase orders, licenses, agreements, and commitments listed  on

        Schedule  B.1.1.7,  there  are  no  contracts,  purchase  orders,

        licenses, agreements or commitments under which there are or will be  any rights and obligations relating to the Products or Assets with respect to periods after the Closing to which CBC is a party or relating to any of the Assets.

                      (iii)   All   principal   separately   identifiable

        Technical Information is listed on Schedule B.1.1.3 hereto.

                      (iv)  All  Salable  and   Usable   finished   goods

        inventories  of  Products determined as provided in Section B 1.2 are set forth on Schedule B.1.1.1.

                      (v)  All  trademarks  and  the   applications   and

        registrations  therefor covered by Section B 1.1.11 are set forth on Schedule B.1.1.11.

                      (vi) All patents, patent  applications  and  Patent

        Rights  covered  by  Section  B 1.1.2  are  set forth on Schedule

        B.1.1.2.

                      (vii)   All   separately   identifiable   Materials

        relating to FDA filings are listed on Schedule B.1.1.4.

                      B 3.5.5   Patents.  To CBC's Knowledge, the Patents

        have been  properly  obtained  and  issued,  and  have  not  been

        misused.   Except as set forth on Schedule B.3.5.5.1 hereto, none

        of the issued Patents has been held to be invalid and,  to  CBC's

        Knowledge,  each  of  the  issued  Patents  is  in full force and effect.  Except as set forth on Schedule B.3.5.5.2  hereto,  none of  the  Patents  is  the  subject  of  any  pending or, to CBC's

        Knowledge, threatened challenge,  dispute,  claim  or  suit.   To

        CBC's  Knowledge,  except  as  set  forth  on  Schedule B.3.5.5.3 hereto, the manufacture, use or sale of  the  Products  embodying any  of  the  Patents  does  not  infringe, breach or violate any

        rights of any third party.   Except  as  set  forth  on  Schedule

        B.3.5.5.4 hereto, to CBC's Knowledge and information, none of the

        Patents is being  infringed  or  violated  by  any  third  party.

        Except  as  set  forth  on Schedule B.3.5.5.5 hereto, CBC has not entered  into  any  agreement  with  any  person  containing  any restriction  or  obligation  on  CBC with respect to the Patents,

        whether for the payment of money or otherwise,  which  remain  in effect  as  of  the date hereof.  Except as set forth on Schedule

        B.1.1.2 and Schedule B.3.5.5.6 hereto, to  CBC's  Knowledge,  the

        Patents  and  Patent  Rights comprise the only patents and Patent

        Rights used or licensed in connection with the M, S and U of  the

        Products,  except  only for such patents and Patent Rights as may be embodied in products bought by  CBC  from  third  parties  and incorporated in the Products sold by CBC.  Except as set forth on

        Schedule B.3.5.5.7 hereto, CBC has not licensed or authorized any third  party to make, use or sell any of the Products or products

        competitive  thereto  and,  except  as  set  forth  on   Schedule

        B.3.5.5.8  hereto,  has  not  given  any  indemnifications to any person, firm, or corporation with respect to any of the Patents.

                      B 3.5.6  Formulations, Trade Secrets, etc.   Except

        as  set  forth  on Schedule B.3.5.6.1 hereto, to CBC's Knowledge,

        (i) none of the Technical Information being acquired by  Meridian pursuant  to  this  Agreement  is  the  subject of any pending or threatened challenge, dispute, claim or suit; (ii) the use of any of the Technical Information does not infringe, breach or violate any right of  any  third  party;  (iii)  none  of  the  Technical

        Information  is  being  infringed or violated by any third party;

        and (iv) the  Technical  Information  are  the  only  inventions,

        formulations,  proprietary  technology, know-how or trade secrets used or intended to be used or licensed by CBC in connection with the M, S and U of the Products except for such as are embodied in products purchased by CBC from third parties and incorporated  in products sold by CBC.  Except as set forth on Schedule B.3.5.6.2,

        CBC has not licensed or authorized any third party to use any  of the  Technical  Information  or given any indemnifications to any person, firm or corporation with respect to any of the  Technical

        Information.

                 B 3.6   Non-Infringement  of  Trademarks.  Except as set

        forth herein or on Schedule B.3.6.1 or another  schedule  hereto,

        CBC  knows of no infringement or other violation by others of the

        Trademarks or  the  copyrights  to  be  transferred  to  Meridian
        hereunder.   To  CBC's  Knowledge,  CBC  is  not and has not been

        infringing upon any copyright or  trademark  or  trade  name,  or breaching  the  rights  of  any  third  party,  by manufacturing,

        promoting or selling the Products and/or  using  the  Trademarks,

        and  no  infringement  proceedings  have  been  instituted or are

        pending  or,  to  CBC's  Knowledge,  are  any  such   proceedings

        threatened,  and  no  claim  has  been received alleging any such violation.  Except as set forth on  Schedule  B.3.6.2,  to  CBC's

        Knowledge,  the  Trademarks are not the subject of any pending or

        threatened  challenge,  dispute,  claim  or   suit.    To   CBC's

        Knowledge,  the  Trademarks  and  copyrights to be transferred to

        Meridian have been properly obtained and issued,  have  not  been misused  and  have  not  been  declared invalid by any court.  To

        CBC's Knowledge, the  Trademarks  have  been  duly  and  properly registered  in  the  countries  indicated  on  Schedule  B.1.1.11 hereof.

                 B 3.7  Lawsuits, Regulatory Proceedings, Investigations,

        etc.   Except  as  set  forth  on  Schedule B.3.7.1, there are no pending  legal  actions,  suits  or  proceedings,  or,  to  CBC's

        Knowledge,  any  pending  governmental  investigations  or  other investigations of any  nature,  or  any  orders,  injunctions  or decrees  outstanding,  pending, affecting or, to CBC's Knowledge,

        threatened, against CBC relating to or against  the  Assets,  the

        Products, the Technical Information or CBC's business relating to the Products or the plant where the Products are manufactured or,

        to  CBC's  Knowledge,  threatened  against  the  Assets  or CBC's business relating to the Products,  or  which  seeks  to  enjoin,
        prohibit   or   otherwise   challenge  the  performance  of  this

        Agreement, or which may have a material adverse effect  upon  the enjoyment  and  use  by  Meridian  of  the  Assets,  or, to CBC's

        Knowledge,  any  basis  for  such   litigation,   proceeding   or

        investigation.   Except  as set forth on Schedule B 3.7.2 hereto,

        during the last four (4) years, there have been no written claims or  suits  against  CBC  relating  to  or  against CBC's business relating to the Products, the Assets or the Products, no  seizure under  any law or any recall after distribution by CBC, or by any licensor or licensee of CBC, of any of the Products and,  to  the best  of  CBC's  Knowledge,  no  information  has  come  to CBC's attention which might cause any such seizure or recall except  as

        otherwise  disclosed  herein.   Except  as  set forth on Schedule

        B.3.7.3 or except to the  extent  that  they  relate  to  routine administrative matters, during the last four (4) years there have been no communications and correspondence received  by  CBC  from any  governmental authority affecting or relating to the business of CBC relating to the Products, and CBC  has  provided  Meridian with copies thereof prior to the execution of this Agreement.  To the Knowledge of CBC, except as set forth  on  Schedule  B.3.7.4,

        during  the  last  four  (4)  years  there  have been no customer complaints received by CBC, which with normal  industry  practice would be reduced to writing, relating to the Products and CBC has provided Meridian with copies thereof prior to the  execution  of this Agreement.

                 B 3.8   Compliance with Laws and Regulations.  Except as

        set forth on Schedule B.3.8, CBC is not in violation of and is not in default under any judgment, injunction, writ, award or decree of any court, arbitrator,  agency  or  governmental  body,

        and, to the Knowledge of CBC, CBC is not in material violation of any law, regulation, ordinance, order, or  other  requirement  of any  governmental  body or court and no event has occurred which,

        with notice or lapse of time or both,  would  constitute  such  a material  violation  or  default  relating  to  the Assets or the

        Products,  including  without  limitation,  any  regulations   or

        requirements   of   the  FDA,  the  United  States  Environmental

        Protection Agency, the Federal Trade Commission or  the  Internal

        Revenue Service.

                 B 3.9   Agreement  and Obligations; Performance.  Except

        as set  forth  on  Schedule  B.3.9,  CBC  has,  in  all  material respects, performed all obligations to be performed by it to date under all contracts, purchase orders, licenses,  agreements,  and commitments  specified  on  Schedule  B.1.1.7  to  which CBC is a party, is not in default in any material  respect  under  any  of

        said   contracts,   purchase  orders,  licenses,  agreements,  or

        commitments or any other agreements, and has received  no  notice of  or  has  no  Knowledge  of  any  default  or  alleged default

        thereunder which has  not  heretofore  been  withdrawn.   To  the

        extent  CBC  has  breached  any  of  its  obligations  under  any contracts, purchase orders, licenses, agreements  or  commitments specified  on  Schedule B.1.1.7, CBC shall cure said breach on or prior to the Closing and, on or prior to  the  Closing,  pay  any

        Cure  Payments  which are necessary.  CBC has no knowledge of any existing material default under any of said contracts, purchase orders, licenses, agreements, and commitments by any other party thereto, except to the extent  CBC's  bankruptcy  filing  may  be deemed a default thereunder.

                 B 3.10  The Products, Inventories and Operations.

                      B 3.10.1   The  finished  goods  inventories of the

        Products sold to Meridian at the Closing, are in good, Usable and

        Salable  condition,  free  from  any  defect,  whether  latent or patent, and currently of a quality, strength and purity which  is in  conformity  with  applicable  FDA regulations.  Except as set forth on Schedule B.3.10.1, no article  in  such  inventories  is adulterated or misbranded within the meaning of the Federal Food,

        Drug and Cosmetic Act nor is any finished  article  contained  in such  inventories  an article which may not, under the provisions of Sections 404 or 505  of  the  said  Act,  be  introduced  into interstate  commerce for the uses thereof previously made by CBC.

        The inventories of finished goods of the  Products  are  packaged for resale in customary packaging used for those products by CBC.

                      B 3.10.2   Except as set forth on Schedule B.3.10.2

        and Schedule B.3.5.5.3, to CBC's Knowledge, the manufacture,  use and  sale  by  CBC  of  the  Products  are in accordance with the provisions  of  the  applicable  Authorizations,  comply  in  all material respects with all applicable laws and regulations and do not interfere with the rights of any person to know-how or to any property  right the existence of which would materially adversely affect the value of the Assets or the Products.

                      B 3.10.3  Except as set forth on Schedule B.3.10.3,

        CBC has the necessary material business permits, licenses, orders, applications and approvals to allow it to carry on the M,

        S and U relating to the Products as presently conducted; all such permits, licenses, orders, applications and approvals are in full force  and  effect  and,  except  as  specifically  set  forth on

        Schedule B.3.10.3, no suspension or cancellation of any  of  them

        is  threatened.   To the extent permitted under existing laws and

        regulations, CBC  will  assign  and  transfer,  or  cause  to  be assigned  and  transferred, to Meridian all such permits, orders,

        licenses,  applications  and  approvals  at  the  Closing.   With

        respect  to  such  permits,  licenses,  orders,  applications and approvals which are not permitted to be assigned to  Meridian  or which  relate  to assets not being assigned to Meridian, CBC will use reasonable efforts after the Closing to  assist  Meridian  to obtain  for  Meridian  or  its  designees such permits, licenses,

        orders and approvals, including but not limited  to,  authorizing the  appropriate  governmental  body  or agency to refer to CBC's permits, licenses, orders and approvals relating to the  Products on behalf of Meridian, subject to reimbursement of any reasonable expenses incurred.

                      B 3.10.4   Except  as   set   forth   on   Schedule

        B.3.10.4.1, since January 1, 1994, CBC has not failed to file any report, data, or other information with respect to the  Products,

        the  Materials or the operation of CBC's plant where the Products are manufactured that is required to be filed with the FDA or any

        other   federal,  state  or  local  government  agency  or  other

        governmental agency,  which  failure  to  file  would  materially adversely affect the Products, the Materials or the operations of

        CBC's plant where  the  Products  are  manufactured.   Except  as

        disclosed on Schedule B.3.10.4.2, CBC is in all material respects in compliance with current federal, state, state agency and local government and other governmental reporting requirements, if any,

        relating to the Products, the Materials, Authorizations  and  the

        plan operation where the Products are manufactured.

                      B 3.10.5   All  information  concerning  the  items

        listed  on   Schedules   B.3.5.1(i)(a),   B.3.5.5.1,   B.3.5.5.2,

        B.3.5.5.3,  B.3.5.5.4,  B.3.5.5.5,  B.3.5.6.1,  B.3.6.1, B.3.6.2,

        B.3.7.1, B.3.7.2 and B.3.7.3, the Products,  the  Materials,  the

        Authorizations  and  the  operation  of  CBC's  plant  where  the

        Products are manufactured, including  published  and  unpublished data, relating to the safety and efficacy of the Products, coming to the attention of CBC  within  four  (4)  years  prior  to  the

        Closing  Date  not  already  listed  on  Schedules B.3.5.1(i)(a),

        B.3.5.5.1, B.3.5.5.2, B.3.5.5.3, B.3.5.5.4, B.3.5.5.5, B.3.5.6.1,

        B.3.6.1,  B.3.6.2,  B.3.7.1, B.3.7.2 and B.3.7.3 will be promptly

        disclosed to Meridian prior to Closing.   CBC  will  transmit  to

        Meridian  any  adverse  reaction,  adverse  experience or quality complaints pertaining to the Products coming to  CBC's  attention after  the  Closing addressed to the attention of the Director of

        Scientific and Regulatory Affairs,  Meridian  Diagnostics,  Inc.,

        3471 River Hills Drive, Cincinnati, Ohio 45244.

                 B 3.11  Formulae, Etc., for Products.

                      B 3.11.1  Schedule A.1.5 is a true and correct list

        of  the  Products  currently  in   inventory,   currently   being

        manufactured and products or technology related to the Products, including, without limitation, that relating to the C. difficile

        Product contemplated by ongoing research programs by CBC.

                      B 3.11.2   Except as set forth on Schedule B.3.11.2

        with respect to the Products currently  being  manufactured,  CBC

        has   a  sufficient  combination  of  manufacturing  and  testing instructions, formulae and other  documentation  which  a  person reasonably  skilled  in the art and with appropriate training can

        follow to manufacture  or  produce  all  the  Products.   At  the

        Closing,  CBC  shall  deliver  to Meridian all such manufacturing instructions, formulae and other documentation and all  available information  concerning  the Products under development and shall disclose  to  Meridian  all  manufacturing  processes  and  trade secrets possessed by CBC relating to the Products.

                 B 3.12  Expiration Dates.

                      B 3.12.1  Except as set forth on Schedule B.3.12.1,

        all of the Products bear an expiration date which is  based  upon

        CBC's  available  data,  a  copy  of  which  has been provided to

        Meridian.

                      B 3.12.2   Schedule  A.2.1.1  lists   the   current

        expiration dates for each of the Products.

                 B 3  13  Insurance.  CBC has maintained during the three

        (3) year period prior to the Closing at  a  minimum  claims  made insurance with the following limits covering CBC:

        Comprehensive General Liability

        Bodily Injury                $2,000,000     Combined Single Limit
                                     $2,000,000      Aggregate

        Property Damage              $2,000,000     Combined Single Limit
                                     $2,000,000      Aggregate

        Personal Injury              $2,000,000     Combined Single Limit
                                     $2,000,000      Aggregate

        The  above  coverage  included premises-operations.  In addition,

        CBC  has  maintained  products  completed   operations   (product

        liability)  insurance  covering  CBC  and having policy limits of

        $1,000,000.

                 B 3.14  Payments of  Taxes.   Except  as  set  forth  on

        Schedule  B.3.14,  CBC  has paid all income taxes, and ad valorem taxes, sales and use taxes and all  other  taxes  and  levies  of every  kind,  character  or  description  imposed  by  the United

        States, by any state, or  by  any  municipality,  subdivision  or

        instrumentality   of   the  United  States,  any  state,  or  any

        municipality and which are due and payable.  CBC  shall  pay  all such  taxes  for  which it is liable for the periods prior to and including the Closing  Date,  but  which  are  not  yet  due  and payable, at such time as such taxes become due and payable.

                 B 3.15   Consents.   Except  as  set  forth  on Schedule

        B.3.15 hereto,  and  except  as  provided  with  respect  to  the assumption  and  assignment  of the executory contracts, purchase orders, licenses,  agreements  and  commitments,  no  consent  or permission  of  any  third party is necessary for the sale of the

        Assets or the performance of this Agreement.

                 B 3.16  Contractual Obligations.   To  CBC's  Knowledge,

        each contract, purchase order, license, agreement, and commitment listed on  Schedule  B.1.1.7,  or  otherwise  disclosed  in  this

        Agreement,  has  been lawfully entered into, is in full force and effect and, except as disclosed to Meridian in  the  Schedule  in which such agreement, purchase order, license, commitment or contract is disclosed, there have been no modifications, oral or written, to the terms of any of such agreements, purchase orders,

        licenses, commitments, and contracts.

                 B 3.17  Disclosure.  No representation  or  warranty  by

        CBC  in  this  Agreement, nor any Schedule, Exhibit, statement or certificate furnished or to be furnished by or on behalf  of  CBC pursuant  to  this  Agreement,  nor  any  document or certificate delivered by CBC to Meridian pursuant to  this  Agreement  or  in connection with the transactions contemplated herein, contains or shall contain any untrue statement of a material fact.

                 B 3.18  Environmental Compliance.  CBC and its  facility

        have  complied  and  will comply in all material respects as they relate to the Products and Assets, with all federal,  state,  and local environmental or pollution-control laws, including, without

        limitation,    the    Comprehensive    Environmental    Response,

        Compensation,  and  Liability  Act, the Resource Conservation and

        Recovery Act, the Federal Water Pollution Control Act, the  Clean

        Air  Act, the Toxic Substances Control Act and any other Federal,

        State or local statute, regulation, order, or  decree  governing,

        without limitation, the discharge of waste water, emission of air pollutants and the handling, transportation, treatment,  storage,

        generation  or  disposal  of  solid or hazardous waste, hazardous

        substances,  petroleum,  toxic  substances,   contaminants,   and

        pollutants.

                 B 3.19   The Equipment and, to CBC's Knowledge without a

        duty to inquire, except as set  forth  on  Schedule  B.3.19,  the

        Rental Instruments with customers included in the Assets are in operating condition and are not in material violation of any laws,  regulations,  orders  or  requirements,  and  will  be  in operating condition, reasonable wear and tear  excepted,  and  to the  best of CBC's Knowledge will be in compliance with all laws,

        regulations, orders or requirements at the time  of  Closing  and when  delivered  to  Meridian, except for normal wear and tear to the Equipment during the period the  Equipment  is  used  by  CBC after  the  Closing to make Product for Meridian under the Supply

        Agreement.  The condition of the Equipment at the Closing will be specified on Schedule B.3.19.

                 B 3.20   No past or present Affiliate of CBC owns or has

        an interest in the Assets.  No past or present Affiliate  of  CBC has  owned  or had any interest in any of the Assets except for a former Affiliate having distributed the Products and discontinued

        distributing  them  at  a period in time more than fifteen months before the Closing.

            B 4  FURTHER OBLIGATIONS.

                 B 4.1  Pre-Closing Obligations.   CBC  hereby  covenants

        and  agrees  to  cause  the  following  to occur between the date hereof and the Closing Date:

                      B 4.1.1  Upon reasonable advance notice, CBC  shall

        afford  to  the  officers,  attorneys, accountants and reasonable numbers of other employees and agents of Meridian free  and  full access,  during  regular business hours, to CBC's books, records,

        and key personnel relating to the Products and to the Assets  and

        manufacturing   operations  relating  to  the  Products  and  the

        business of CBC relating to the Products  to  be  transferred  to

        Meridian   hereunder,  in  order  that  Meridian  may  have  full

        opportunity to make  such  investigation  as  it  may  reasonably desire  of  the  business  and  affairs  of  CBC  relating to the

        Products.   Said  representatives  shall  keep  confidential  all

        information  obtained  during  such audit as specified in Section

        C 1.1.2.

                      B 4.1.2   CBC  will  use  reasonable   efforts   to

        preserve   or   cause   to   be  preserved  intact  the  business

        organization of CBC relating to the Products (except as  Meridian may  otherwise  approve  in  writing,  but  without obligation to change compensation paid to any officers  or  employees,  or  any representation that such persons will remain employed by CBC), to keep available to Meridian the services of the  present  officers and  employees  who  contribute substantially to the operation of the business of CBC relating to the Products (except as  Meridian may otherwise approve in writing but without obligation to change

        compensation  paid  to  such  officers  or   employees   or   any

        representation that such persons will remain employed by CBC), to preserve for Meridian the present relationships and  goodwill  of the  suppliers,  customers  and  others having business relations with CBC relating to CBC's business relating to the Products  and to  operate  or cause to be operated the business of CBC relating to the Products in  a  manner  reasonably  consistent  with  past operations.

                      B 4.1.3   CBC  will fully cooperate with Meridian's

        efforts to hire, effective as of the Closing, any of  the  sales,

        marketing and technical support employees associated with CBC's diagnostics business that Meridian may wish to hire from those listed on Schedule B.4.1.3.

                 B 4.2    Post-Closing  Obligations.   CBC  and  Meridian

        hereby covenant and agree as follows:

                      B 4.2.1  Non-Compete.

                           B 4.2.1.1  From and  after  the  Closing,  CBC

        covenants  and  agrees,  warrants  and  represents that except as specifically provided herein or as may be  required  pursuant  to the  Supply  Agreement  attached  hereto  as Schedule B.1.4 or as otherwise agreed in writing by  Meridian,  neither  CBC  nor  its

        Affiliates,  if  any,  will  directly or indirectly engage in the business of manufacturing,  selling,  distributing  or  licensing products,  or  technology  for  use  on or in connection with any products competitive to the Products for a  period  of  five  (5)

        years from the date of Closing.

                           B 4.2.1.2   If  CBC  acquires  another company

        which has a product competitive with the Products among the other products  sold  by  the  company which CBC is acquiring, CBC will offer that product to Meridian, and if Meridian is interested  in acquiring  such product, Meridian will so notify CBC, and CBC and

        Meridian will negotiate in good faith the terms of sale  of  such

        product  to  Meridian.   If CBC and Meridian cannot agree on sale

        terms, CBC can offer to sell that Product to  a  third  party  on terms no more favorable than CBC offered to Meridian, and CBC can continue to sell such product to the acquired company's customers for  up  to  a  year after acquiring said company while trying to arrange a sale to a third party of that product, but if Meridian or a third party do not purchase such product from CBC within a year, CBC must discontinue all sales of  that  product  within  a year  after  the  purchase  by  CBC  of  the  company  with  said competitive product.

                      B 4.2.2  Secrecy.  CBC and its Affiliates, if  any,

        after  the  Closing  Date  will hold in confidence and not use or disclose to any third party for use on or in connection with  any products  or  business  any  information  transferred  by  CBC to

        Meridian hereunder.

                      B 4.2.3   Assignment  and  Assumption   CBC   shall

        assign  this  Agreement,  the  Supply  Agreement  and  the Escrow

        Agreement  to  the  company  to  whom   the   assets   of   CBC's

        biopharmaceutical   business   relating  to  vaccines  and  other

        products which stimulate the immune system for  use  in  treating and  preventing  infectious diseases and cancer shall be conveyed

        (the "Vaccine Acquiring Company") and  each  of  such  agreements shall  be  assumed by the Vaccine Acquiring Company.  The Vaccine

        Acquiring Company  shall  have  a  net  worth  at  the  time  the aforesaid agreements are assigned to it of at least Seven Million

        Dollars ($7,000,000).

            B 5  RETURNED CBC PRODUCTS AFTER CLOSING

                 B 5.1  With respect to returned goods;

                        (a)  Meridian shall have  no  responsibility  and

        CBC  shall  have  sole  responsibility  for  any  of the Products returned that are manufactured and sold prior to the Closing;

                        (b)  Meridian shall have no  responsibility,  and

        CBC shall have sole responsibility, for any of the Products returned that are manufactured prior to the Closing, irrespective of  when  sold,  that are returned because (i) they are unsafe or

        ineffective,  or  in  violation  of  any  law   or   governmental

        regulation,  guideline or policy statement, provided Meridian did

        not  do  anything  to  cause  such  Products  to  be  unsafe   or

        ineffective  or  in  violation of law or governmental regulation,

        guideline or policy statement in effect at the time  of  Closing;

        or  (ii) of a product defect, provided Meridian did not cause the product defect;

                        (c)  Except as provided in the Supply  Agreement,

        CBC  shall  have  no responsibility, and Meridian shall have sole responsibility,  for  any  of  the  Products  returned  that  are manufactured and sold after the Closing;

                        (d)   Meridian shall have sole responsibility for

        any of the Products returned that are manufactured prior  to  the

        Closing,  and  sold  by  Meridian  after  the  Closing, which are returned even though not defective, and not unsafe or ineffective and  not  in  violation  of  any  law or governmental regulation,

        guideline or policy statement; and

                        (e)  Returned goods manufactured by CBC which are

        defective  or which are not Salable shall be property disposed of by CBC in accordance with  all  appropriate  federal,  state  and local laws and regulations and appropriate substantiation thereof shall be submitted to Meridian.

                 B 5.2  Non-Defective Returned Goods  and  Processing  of

        Returns

                      B 5.2.1  If any returned Products are not defective

        and it cannot be determined who sold the Products, then any  non-

        defective  Products returned within four (4) months after Closing shall be the sole responsibility of CBC, except that any  Salable inventory  shall  be  purchased  by  Meridian  from  CBC at CBC's

        Inventory Price, except any non-defective  Products  returned  to

        Meridian in accordance with Meridian's returns policy.

                      B 5.2.2   Meridian  shall  process  all  returns in

        accordance with Meridian's returned goods policy, a copy of which is annexed hereto as Schedule B 5.2.2.  Should any such goods for which CBC  is  responsible  be  returned  by  CBC's  customer  to

        Meridian,  then  Meridian  shall  reimburse said customer for the customer's cost of the goods and bill CBC for such  reimbursement and  any  related  disposal costs with appropriate credit for any

        salvage  value.   CBC  shall  pay  Meridian  by  check  for  such

        replacements  or  reimbursements  made  by  Meridian on a monthly basis, such payment to be made within thirty (30) days of receipt by  CBC  of  a statement from Meridian covering the prior monthly period.

                 B 5.3  Any returned Products received at  any  of  CBC's

        facilities   after   the   Closing   Date  which  are  Meridian's

        responsibility shall be turned over to Meridian for processing as

        above.   Meridian  shall  furnish  CBC  with appropriate returned

        goods documentation monthly for the prior month, and CBC shall be

        granted   access  during  normal  business  hours  to  Meridian's

        returned goods records relating to the Products,  customer  files relating to the Products and other appropriate books and records relating to the Products as CBC may reasonably request in order to verify CBC's rights and obligations hereunder.  Meridian shall notify CBC of any returns which fall within Section B 5.1(b), and

        CBC  shall  have the right, within five (5) business days of such notification, to request that Products returned pursuant to  that section  be  shipped  to CBC at CBC's expense in order for CBC to confirm that they are defective or otherwise fall within  Section

        B 5.1(b).    If,   within   five   (5)   business  days  of  such

        notification, CBC does not request that such Products be returned to  it, then all such Products shall be deemed accepted by CBC as defective.

                 B 5.4   Neither  CBC  nor  Meridian  nor  any   of   its

        Affiliates  shall  do anything to encourage returns of any of the non-defective Products prior to  or  subsequent  to  the  Closing

        Date.

        C   C 1  ADDITIONAL  COVENANTS, REPRESENTATIONS AND WARRANTIES OF

        MERIDIAN

                 C 1.1  Meridian covenants, represents and warrants, both

        as of the date hereof and as of the Closing Date, as follows:

                      C 1.1.1   Valid Corporate Existence; Qualification.

        Meridian is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

                      C 1.1.2    Confidential   Information    Except  as

        required by the filing and disclosure rules  of  public  agencies and  as  required by any court, only if the Closing does not take place, Meridian shall in the future, require  its  employees  and representatives to abide by terms of the Non-Disclosure Agreement dated January 19, 1996 entered into by CBC and Meridian (the

        "Non-Disclosure Agreement").

                      C 1.1.3   No  Breach - Meridian.  The execution and

        delivery of this Agreement does not, and the consummation of  the transactions  contemplated by this Agreement will not (i) violate or result in a breach of,  or  constitute  a  default  under  any provision of the articles of incorporation or code of regulations of Meridian, or (ii) result in a material  breach  of  any  term,

        condition or other provision of, or constitute a material default under, any material agreement to which Meridian is a party or  by which  Meridian  is bound or (iii) result in a material breach of any applicable laws, rules or regulations.

                      C 1.1.4  Authority for  Agreement.   All  corporate

        and  other  proceedings  required  to be taken by or on behalf of

        Meridian, including without limitation all action required to  be taken  by  its  Board of Directors to authorize Meridian to enter into and carry out this Agreement and  the  other  documents  and agreements  contemplated  hereby,  have  been  duly  and properly taken.  This Agreement has been duly executed  and  delivered  by

        Meridian  and  is  valid  and binding upon Meridian in accordance with its terms.

                 C 1.2    Additional   Covenants,   Representations   and

        Warranties  of CBC.  CBC covenants, represents and warrants, both as of the date hereof and as of the Closing Date, as follows:

                      C 1.2.1  Valid Corporate Existence;  Qualification.

        CBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate and lease its Assets and properties  and  to  carry  on  CBC's  businesses  including  its business  relating  to  the Assets as now being and as heretofore

        conducted  and  to  enter  into  this  Agreement.   CBC  is   not

        prohibited by agreement from carrying on its business relating to the Assets or Products as now being conducted in any place  where its business or operations relating to the Assets or Products are now conducted.

                      C 1.2.2   CBC  has  no   severance,   compensation,

        benefit plan, employment or other obligations with respect to its employees, which will by contract, operation of law or otherwise,

        become the obligation or liability of Meridian as a result of the transactions contemplated by this Agreement.

                      C 1.2.3   No  Breach  -  CBC.   The  execution  and

        delivery  of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i)  violate or  result  in  a  breach  of, or constitute a default under, any provision of the articles of incorporation or by-laws of CBC,  or

        (ii)  result in a material breach of any term, condition or other provision  of,  or  constitute  a  material  default  under,  any agreement to which CBC and/or any of its Affiliates is a party or by which CBC is bound, other than non-assignable purchase  orders below  $1,000 which the customer refuses to allow to be assigned,

        or (iii) result in a material  breach  of  any  applicable  laws,

        rules or regulations.

                      C 1.2.4   Authority  for Agreement.  Except for the

        required approval by the Bankruptcy Court, all corporate and other proceedings required to be taken by or on behalf of CBC,

        including without limitation all action required to be  taken  by its  Board of Directors, to authorize CBC to enter into and carry out  this  Agreement  and  the  other  documents  and  agreements contemplated  hereby, and to convey, assign, transfer and deliver the Assets to Meridian pursuant to this Agreement, have been duly

        and  properly  taken.   This Agreement has been duly executed and

        delivered by CBC and is valid and binding upon CBC in  accordance with  its  terms,  subject  to  the  entry  of  an  Order  by the

        Bankruptcy Court, in form and substance satisfactory to Meridian,

        authorizing  CBC to complete the transaction contemplated herein,

        including, but not limited to, the assumption and  assignment  of the  executory  contracts,  purchase orders, licenses, agreements and commitments set forth on Schedule B.1.1.7  hereto,  on  terms satisfactory to Meridian.

        D.  D 1  CONDITIONS PRECEDENT TO THE CLOSING.

                 D 1.1   Conditions  Precedent to the Obligations of CBC.

        The obligations of CBC under this Agreement are  subject  to  the satisfaction  on  or  before  the  Closing  Date  of  each of the following conditions, except to  the  extent  that  any  of  such conditions may have been waived in writing by CBC:

                      D 1.1.1   Except  for  activities  or  transactions

        after the date of  this  Agreement  in  the  ordinary  course  of business  and  activities and transactions expressly contemplated hereby, the representations and warranties of Meridian  contained herein  shall be true and correct in all material respects on the

        Closing Date as if made on such date.

                      D 1.1.2  Meridian shall have, or shall have  caused

        to  be,  performed  and  observed  all  covenants, agreements and conditions hereof to be performed or observed by it on or  before the Closing Date.

                      D 1.1.3    CBC  shall  have  received  a  favorable

        certificate,  dated  as  of  the  Closing  Date,  signed  by  the

        Chairman,  or  the  President  or  a  Vice  President  and by the

        Secretary or an Assistant Secretary of Meridian as to the matters set forth in Sections D 1.1.1 and D 1.1.2.

                      D 1.1.4   CBC  shall  have  received  an opinion of

        Meridian's Counsel dated the Closing Date  and  in  the  form  of

        Schedule D 1.1.4.

                      D 1.1.5   CBC  shall  have executed an agreement to

        sell its retroviral business to a third party,  however,  receipt of  Bankruptcy  Court approval of such agreement is not a part of this condition precedent.

                      D 1.1.6  CBC's receipt of Bankruptcy Court approval

        to this Agreement.

                 D 1.2    Conditions  Precedent  to  the  Obligations  of

        Meridian.  The obligations of Meridian under this  Agreement  are subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the  extent  that  any  of such conditions may have been waived in writing by Meridian:

                      D 1.2.1   Except  for  activities  or  transactions

        after the date of  this  Agreement  in  the  ordinary  course  of business  and  activities and transactions expressly contemplated hereby, the representations and warranties of CBC contained herein shall be true and correct in all material respects on the

        Closing Date as if made on such date.

                      D 1.2.2  CBC shall have, or shall  have  caused  to

        be,   performed   and  observed  all  covenants,  agreements  and

        conditions hereof to be performed or observed by it on or  before the Closing Date.

                      D 1.2.3  Subsequent to the date hereof and prior to

        the Closing Date,  there  shall  not  have  been  any  materially adverse  change  in  the  business  or financial condition of CBC relating to the Products or the Assets.

                      D 1.2.4  Meridian shall have received  a  favorable

        certificate,  dated  as  of  the  Closing  Date,  signed  by  the

        Chairman, or the  President  or  a  Vice  President  and  by  the

        Secretary or an Assistant Secretary of CBC, as to the matters set forth in Sections D 1.2.1 through D 1.2.3.

                      D 1.2.5  Meridian shall have received an opinion of

        CBC's  outside  Counsel dated the Closing Date and in the form of

        Schedule D.1.2.5.

                      D 1.2.6  Meridian shall have received a Certificate

        signed by the Secretary of CBC, and dated as of the Closing Date,

        attesting  to  the  adoption  of  resolutions  by  the  Board  of

        Directors of CBC authorizing and approving the sale of the Assets to Meridian and  the  execution  and  delivery  of  an  agreement providing for such sale.

                      D 1.2.7   Meridian  shall  have received such other

        documents as it or its counsel shall have reasonably requested in order to satisfy it that the conditions to Meridian's obligations hereunder have been met.

                      D 1.2.8  Meridian shall have received  from  CBC  a

        letter,  dated  the Closing Date, to the effect that on the basis of a review of the latest available accounting records of CBC and on  the  basis  of consultations with responsible officers of CBC and other pertinent inquiries that CBC  may  deem  necessary  and except  as  otherwise  provided  on  Schedule D.1.2.8, CBC has no reason to believe that during the period from January 1, 1995  to the  Closing  Date  there  was any adverse material change in the financial condition or results of operations of CBC  relating  to the  Products,  except changes incurred in the ordinary and usual course  of  CBC's  business  during  that  period  which  in  the aggregate are not materially adverse with respect to the Products or CBC's business relating to the Products.

                      D 1.2.9   All   Authorizations,   to   the   extent

        transferable, shall have been effectively assigned or transferred to Meridian.

                      D 1.2.10  CBC shall  deliver  to  Meridian  at  the

        Closing certificates of insurance showing that CBC has maintained the insurance specified in Section B 3.13.

                      D 1.2.11  There shall not have  been  suffered  any

        casualty  or  loss,  whether  or  not covered by insurance, which materially and adversely affects the Assets  or  the  ability  of

        Meridian  to  continue  CBC's  business  relating to the Products substantially as conducted by CBC.

                      D 1.2.12  Meridian shall have  received  such  good

        and sufficient instruments of conveyance and transfer, including without limitation, bills of sale, consents, patent, trademark

        and   copyright   assignments   and   contract   assignments  and

        endorsements, in form and substance  reasonably  satisfactory  to

        Meridian  and  its counsel, to convey to and vest in Meridian all rights, title and interest in and to all of the Assets.

                      D 1.2.13  Meridian shall have  received  a  written

        consent  of  the  relevant other party to each contract, purchase order, license, agreement and commitment set  forth  on  Schedule

        B.1.1.7,  with  the  exception  of  the agreement with Toray-Fuji

        Bionics, Inc. ("TFB") to the transfer and assignment  by  CBC  of all  rights,  and  to  the  assumption  by Meridian of only those liabilities and only those obligations which arise,  are  imposed or  accrue thereunder subsequent to the date of Closing and which relate to the Products or Assets, and written  confirmation  from each  such  relevant  other party (except TFB) that the contract,

        purchase order, license, agreement and commitment  to  which  the consent  relates  is in full force and effect, that there has not been a breach or default with respect thereto,  and  all  amounts due  thereunder, including, without limitation, all royalties due such relevant party, have been paid.

                      D 1.2.14  CBC shall have provided Meridian  with  a

        certified  copy  of  the Order entered by the Bankruptcy Court on

        June 19, 1996.

                       D 1.2.15  [RESERVED]

                  D 1.3  Mutual Conditions Precedent.  The obligations of

        both parties hereto shall be subject to the following conditions,

        except to the extent that any of such conditions have been waived in writing by both parties:

                       D 1.3.1  Meridian and CBC shall have executed the

        Supply Agreement in the form set forth on Schedule B.1.4.

                       D 1.3.2  Meridian and CBC shall have executed the

        Escrow Agreement.

                       D 1.3.3  On the Closing Date, there shall be no

        valid order of any court or governmental agency, including a stay or injunction issued by the Bankruptcy Court, which does or is likely to delay, alter or preclude the transactions as set forth herein.

        E.   TERMINATION OF AGREEMENT AND SURVIVAL.

             E 1  Under the circumstances provided below, this Agreement and the transactions contemplated hereby may be terminated or abandoned at any time on or prior to the Closing Date, except that Section C 1.1.2 shall survive termination:

                  (a)  By mutual written consent of Meridian and CBC in

        which case neither party shall have any obligation to the other except as provided in Section C 1.1.2.

                  (b)  By CBC, if there has been (i) a material

        misrepresentation in this Agreement by Meridian that is not cured by Meridian prior to Closing Date, or (ii) a material breach of any of the representations, warranties or covenants by Meridian set forth that is not cured by Meridian prior to Closing, or

        (iii) a failure of any condition to which the obligations of CBC are subject, which is not cured prior to the Closing Date.

                  (c)  By Meridian, if (i) there has been a material

        misrepresentation in this Agreement by CBC that is not cured by

        CBC prior to Closing, (ii) there has been a material breach of any of the representations, warranties or covenants by CBC set forth that is not cured prior to the Closing Date including, but not limited to, damage by fire, flood or other casualty to the physical properties to be transferred herein to Meridian by CBC and/or its Affiliates, so as to cause any material interruption or suspension of production of the Products that cannot be cured by CBC prior to Closing, or (iii) the Bankruptcy Court has not entered an Order approving the Asset Purchase Agreement, in form and substance satisfactory to Meridian, in its sole and absolute discretion on or before July 1, 1996.

        F.   CLOSING DATE.

             The Closing of the transactions provided for herein with

        respect to Assets shall take place on June 24, 1996, at 10:00

        A.M., at the offices of Bowditch & Dewey, at 311 Main Street,

        Worcester, Massachusetts 01608; provided, however, that the

        Closing may, by mutual written agreement of the parties, be extended to a later date.  The time and date of the Closing are referred to in this Agreement as the "Closing" or "Closing Date".

        G.   G 1  SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES,

        ETC.

                  Notwithstanding any investigation made at any time by

        or on behalf of any of the parties, unless otherwise provided herein, all of the representations warranties, covenants, obligations and indemnifications contained in this Agreement shall survive the Closing and shall remain in full force and effect thereafter, but only to claims asserted during the five

        (5) year period after the Closing, except those relating to title to the Assets and those relating to environmental matters shall survive the Closing and remain in full force and effect

        thereafter, but shall only apply to claims asserted before the end of applicable statutes of limitations relating to the claim in question.

             G 2  TRANSITION.  In order to ensure a fair and effective

        transition in connection with the transactions contemplated by this Agreement, the parties hereto further covenant and agree as follows:

                  G 2.1  Preservation of Records.  CBC shall maintain and

        retain for a period of six (6) years commencing on the Closing

        Date, unless a greater time period is required by law, all books and records in its possession at any time after the Closing Date concerning or relating to the Assets or the Products, wherever located.  If any of CBC's records are transferred by CBC to

        Meridian, Meridian shall maintain and retain such records for the remainder of said same period.  Such books and records shall be made available to the non-custodial party upon reasonable notice;

        and neither shall destroy any such books and records without first specifying to the other party the nature and coverage of the records proposed to be destroyed and of offering to turn them over to the other party.

                  G 2.2  Meridian shall be entitled to use existing CBC

        labels and labeling for Products made by CBC for Meridian for up to one (1) year after the Closing.

        H.   H 1  INDEMNITY.

                  H 1.2  Meridian's Indemnity.  Meridian agrees to defend

        and indemnify CBC against, and hold CBC harmless from, all claims, actions, suits, proceedings, liabilities, losses,

        damages, costs and expenses (including without limitation

        reasonable attorneys' fees and expenses and other out-of-pocket costs and expenses reasonably incurred in investigating,

        preparing and defending against any claim, action, suit,

        proceeding or demand of any kind) (collectively the "Damages")

        suffered by CBC:

                       H 1.1.1  arising out of or resulting from any

        breach or default by Meridian under any of the covenants,

        representations and warranties of this Agreement;

                       H 1.1.2  arising out of or resulting from any

        actual or alleged breach or default by Meridian of the contracts,

        purchase orders, licenses, agreements and commitments contained on Schedule B.1.1.7 but only to the extent Meridian has assumed those obligations under Section B 2; and

                       H 1.1.3  arising out of or resulting from

        Meridian's activities with respect to the Products after the

        Closing but excluding any Damages (i) resulting from (a) the

        Products which are part of inventories of finished goods

        purchased at the Closing, except to the extent the Damages were caused by Meridian, (b) the Products to be supplied to Meridian pursuant to the Supply Agreement, except to the extent the

        Damages were caused by Meridian, or (c) any act or omission of

        CBC or any third parties CBC deals with relating to the Products to be supplied to Meridian under the Supply Agreement, except to the extent the Damages were caused by Meridian, and (ii)

        resulting from Rental Instruments arising from incorrect

        servicing or failure to service the Rental Instruments after notice from the customer to CBC, to the extent the Damages were caused by CBC.

                  H 1.2  CBC's Indemnity.

                       H 1.2.1  CBC agrees to defend and indemnify

        Meridian against, and hold Meridian harmless from, all Damages suffered by Meridian as a result of or arising out of any

        misrepresentation by CBC or any breach or default by CBC, of or under, any of its covenants, representations, warranties,

        obligations or other provisions of this Agreement.

                       H 1.2.2  CBC also agrees to defend and indemnify

        Meridian against and hold Meridian harmless from all Damages suffered by Meridian from:

                            (a)  All debts, liabilities and obligations

        of CBC and/or its Affiliates, whether accrued, absolute,

        contingent or otherwise, other than those specifically assumed by

        Meridian in Section B 2.1 hereof.

                            (b)  Obligations of CBC and/or its Affiliates

        accruing prior to the Closing (except with respect to goods or services to be delivered or performed subsequent to the Closing or return of goods which are governed by Section B 5) under any contract, purchase order, license, agreement or commitment referred to on Schedule B.1.1.7 hereof.

                            (c)  Obligations arising out of any claims of

        successor liability, except as to those obligations specifically assumed herein in Section B 2.1.

                            (d)  Any and all claims or suits brought

        against Meridian by Professors J. Thomas LaMont and/or Harry

        Pothoulakis, M.D., relating to their claim that they are entitled to a royalty and/or damages as a result of the manufacture,

        marketing, use and/or sale of the Clostridium Difficile test and all liability resulting to Meridian therefrom.

                            (e)  Any and all claims or suits brought

        against Meridian by the Institute Pasteur and/or Genetic Systems

        Corporation or their successors or assigns as a result of

        Meridian's manufacture, marketing, use and/or sale of the

        Products and/or use of the Technical Information or any Patents

        or Patent Rights acquired by Meridian from CBC.

                            (f)  All Damages suffered by Meridian as a

        result of:

                             (i) The recall of any of the Products or

        device notification relating to any of the Products manufactured prior to the Closing Date in order to comply with laws and governmental regulations, guidelines or policy statements in existence on the Closing Date, providing that the recall has not been caused in substantial part by any act or omission by

        Meridian, its Affiliates or their employees or agents.

                            (ii) Any product liability claim relating to

        any of the Products in finished form or finished bulk

        manufactured prior to the Closing Date providing Meridian has not done or failed to do anything with respect to such Products which caused the liability.

                            (iii) Any litigation to the extent based upon

        or arising out of the operation of the business of CBC and/or its

        Affiliates, including but not limited to such litigation

        involving any of the Products manufactured prior to the Closing

        Date providing Meridian has not done or failed to do anything to cause such litigation or liability which may result therefrom.

                            (iv) Any injury to or any claim of any

        employee of CBC and/or its Affiliates to the extent attributable to operations of CBC and/or its Affiliates providing Meridian has not done or failed to do anything to cause such injury or claim.

                            (v) Any breach or violation by CBC or its

        Affiliates of any federal, state or local law, regulation or ordinance relating to the Products or business of CBC and/or its

        Affiliates providing Meridian has not done or failed to do anything to cause such breach or violation.

                            (vi) Any inventory transferred to Meridian on

        the Closing Date which is not Salable inventory.

                            (vii) Any act or omission of CBC or its

        Affiliates in connection with or relating to its business or any part thereof, including its business relating to the Products, up to and including the Closing Date, and in connection with or relating to the transfer by CBC and or its Affiliates to Meridian of the Assets provided Meridian has not done or failed to do anything to cause such Damage.

                       H 1.2.3  CBC agrees to defend, indemnify and save

        harmless Meridian, its officers, directors, employees, agents,

        successors and assigns, from and against any damage, liability,

        loss, claims, cost or expense, including without limitation attorneys fees, arising out of any claim by any person,

        government or other entity, whether grounded in statutory or common law, for personal injury, wrongful death, property damage,

        economic loss, costs of abatement, costs of remediation, damage to natural resources, civil penalties or any other claim, demand,

        notice or expense arising out of or related to the presence,

        generation, handling, treatment, storage, transport, disposal,

        discharge or release of any solid waste, hazardous waste,

        hazardous substance, toxic substance, petroleum, contaminant or pollutant, or any other environmental condition, on, at, beneath,

        or near CBC's or CBC's subcontractors facility or from CBC's or

        CBC's subcontractor's facility to or at another facility, site or property; provided, however, CBC shall not be responsible for raw materials and components specifically requested by Meridian in writing to be shipped to Meridian at a site specifically

        designated by Meridian.

                       H 1.2.4  Meridian shall not be entitled to claim

        or receive indemnity hereunder unless and until such claims equal or exceed Twenty-five Thousand Dollars ($25,000.00) in the aggregate, but once they exceed such amount, all amounts from the above first dollar may be claimed. Notwithstanding anything provided above, Meridian shall be entitled to claim and receive indemnity for all items covered by H 1.2.2(a), H 1.2.2(b) and

        H 1.2.2(d) above even if they are less than Twenty-five Thousand

        Dollars ($25,000.00) individually or in the aggregate.

                  H.1.3  Indemnification Procedures.  Upon the party to

        be indemnified becoming aware of any event contained herein for which it is entitled to be indemnified, if a claim in respect thereof is to be made against the indemnitor pursuant hereto, the indemnified party will with reasonable promptness notify the indemnitor in writing of such event.  If such event is the assertion of a claim or suit by a third party, the indemnitor shall defend the action, and the indemnified party will be entitled to participate in the defense against such claim at its own cost and expense with counsel of its own choice; provided the indemnitor and its counsel shall proceed with diligence and in good faith with respect to the claim; otherwise the indemnified party shall have the right to proceed with the defense and in addition to all other rights of the indemnified party thereunder,

        such defense shall be at indemnitor's cost and expense.  The

        Indemnitor shall not have the right to settle any claim or suit to which Indemnitee is a party without the written consent of the

        Indemnitee which shall not be unreasonably withheld.

        I.   I 1  MISCELLANEOUS PROVISIONS

                  I 1.1  Accounts Receivable.  CBC and its Affiliates

        shall retain and collect all their respective accounts receivable outstanding as of the Closing Date relating to the Products.  All monies received by Meridian after the Closing where it is indicated by words or amount that it relates to the accounts receivable retained by CBC and/or its Affiliates hereunder or is otherwise due to CBC and/or its Affiliates shall be promptly paid over to CBC by Meridian.

                  I 1.2  Severability.  If any of the provisions

        contained in this Agreement shall be proven unlawful or non-

        enforceable, said provision or provisions will be considered as never written, but that will not affect the validity of the remaining terms and conditions of this Agreement and the parties shall substitute to the extent lawfully permissible a new

        provision or provisions embodying as closely as lawfully

        permissible the intentions of the parties with respect to the provision or provisions which have been proven unlawful or non-

        enforceable.

                  I 1.3  Benefit Plans - General.  It is specifically

        understood and agreed that Meridian shall not assume any

        obligation or liability under any employee benefit plan or program which may be maintained by CBC and/or any of its

        Affiliates.

                  I 1.4  No Third Party Rights.  Nothing herein shall

        grant or create in any person not a party hereto any right to be offered or to continue employment or to receive any other

        benefit.

                  I 1.5  Brokerage.

                       1 1.5.1  CBC hereby represents and warrants to

        Meridian that, except for Musket Research Associates Inc., whose fee shall be paid by CBC, (i) it has not retained any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person, for or on account of the transactions herein contemplated and (ii) it has not had communications with any such person which would obligate Meridian to pay any such fee or commission.  In the event that any such fee or commission shall become payable by reason of any act of CBC, same shall be paid by CBC.

                       I 1.5.2  Meridian represents and warrants to CBC

        that it has not retained any broker, finder or intermediary, or agreed to pay any fee or commission to any such person, for or on account of the transactions herein contemplated, and (ii) that it has not had communications with any such person which would obligate CBC to pay any such fee or commission.  In the event that any such fee or commission shall become payable by reason of any act of Meridian, the same shall be paid by Meridian.

                  I 1.6  Expenses - Taxes.  The parties shall pay their

        own respective expenses (including, without limitation, the fees,

        disbursements and expenses of their attorneys, accountants and investment advisors) in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.  Each party shall pay all taxes, if any, imposed on it as a result of the transfer of assets to the other party or arising as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable sales taxes and use taxes.

                  I 1.7  Adjustments.  Notwithstanding any provision

        contained herein to the contrary, CBC agrees that all invoices received after the Closing Date for goods delivered or services supplied to CBC and/or any of its Affiliates prior to the Closing

        Date shall be for the account of and paid by CBC and/or its relevant Affiliate.

                  I 1.8  Meridian agrees that it shall change batch codes

        for the Products it manufactures after the Closing and that it will use different batch codes after the Closing from the batch codes used prior to the Closing.

                  I 1.9  Cooperation.  Each party shall provide such

        reasonable cooperation as may be requested by the other party on and after Closing Date at the requesting party's expense, in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement, claim or dispute based upon contracts, arrangements or acts which were in effect or incurred on or prior to the Closing Date or in

        connection with any FDA proceedings.

                  I 1.10  Amendments - Waivers.  This Agreement may be

        amended, modified, or superseded only by a written instrument executed by CBC and Meridian, and any of the terms, covenants,

        representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term,

        covenant, representation or warranty contained in this Agreement or a condition to such party's obligations hereunder shall be deemed to be, or construed as, a further or continuing waiver of any such breach or condition or a waiver of any other condition or of a breach of any other term, covenant, representation or warranty of this Agreement.

                  I 1.11  Publicity.  No party hereto, nor any person

        acting on such party's behalf shall, prior to or at the Closing,

        issue any publicity or news release with respect to the

        transactions contemplated hereby, except with the advance consent of the other party hereto which consent shall not unreasonably be withheld.  This restriction shall not prevent either party from issuing any release or from filing such reports or other data and information as may be required to comply with the requirements of the Federal Trade Commission, the Securities and Exchange

        Commission or other governmental bodies.

                  I 1.12  Notices.  Any notice or other communication

        required or which may be given hereunder shall be in writing and mailed, certified or registered mail, postage prepaid, and shall be deemed given seventy-two (72) hours after the time of mailing,

        as follows:

                       If to Meridian, to:

                            Meridian Diagnostics, Inc.
                            3471 River Hills Drive
                            Cincinnati, Ohio 45244
                            Attention: President

                       With copy to:

                            Keating, Muething & Klekamp
                            1800 Provident Tower
                            One East Fourth Street
                            Cincinnati, OH  45202
                            Attention:  James M. Jansing, Esq.

                       If to CBC, to:

                            Cambridge Biotech Corporation
                            365 Plantation Street
                            Biotechnology Research Park
                            Worcester, Massachusetts 11605-2376
                            Attention: President

                       With copy to:

                            Bowditch & Dewey
                            311 Main Street
                            Worcester, Massachusetts 01608
                            Attention:  Jane V. Hawkes, Esq.

        Either party may change the persons and address to which notice or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

                  I 1.13  Assignment.  This Agreement shall be binding

        upon the successors and permitted assigns of the parties hereto.

        Except for the assignment by CBC pursuant to CBC's reorganization plan to Aquila Biopharmaceuticals, Inc., this Agreement may not be assigned by CBC or Meridian without the consent of the other party, which consent shall not be unreasonably withheld.

                  I 1.14  Entire Agreement.  This Agreement and the

        schedules and exhibits hereto and the Non-Disclosure Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no

        representations, warranties, understanding or agreements other than those expressly set forth herein and therein.

                  I 1.15  Exhibits.  All schedules, exhibits and

        appendices annexed hereto are expressly made a part of this

        Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such writings shall be deemed to refer to and include all such writings. Any breach of, or default under, any provision of any of such

        writings shall for all purposes constitute a breach or default under this Agreement (including without limitation, all such writings).

                  I 1.16  Counterparts.  This Agreement may be executed

        in any number of separate counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same instrument.

                  I 1.17  Section Headings.  The Section headings

        contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                  I 1.18  Governing Law.  This Agreement shall be

        governed and construed under the laws of The Commonwealth of

        Massachusetts.  The validity, construction, and interpretation of this Agreement shall be governed by the internal laws of The

        Commonwealth of Massachusetts without reference to Massachusetts'

        choice of law rules.  In connection with any dispute or

        controversy arising out of or relating to this Agreement, both parties consent to the jurisdiction of the United States District

        Court for the District of Massachusetts.

             WITNESS the execution of this Agreement as of the date first above written.

                                      CAMBRIDGE BIOTECH CORPORATION,
                                      Debtor and Debtor in Possession


                                      By:______________________________
                                         ______________________________
                                         President


                                      MERIDIAN DIAGNOSTICS, INC.


                                      By:______________________________

                                      Title:

                             ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          CAMBRIDGE BIOTECH CORPORATION

                                       AND

                            MERIDIAN DIAGNOSTICS, INC.



                               DATED: JUNE 24, 1996